Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen H. Boone
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

2012 GUIDANCE RAISED TO REFLECT ANTICIPATED FIRST QUARTER BENEFIT OF PRESCRIPTION TRANSFERS FROM WALGREENS

Fourth Quarter Year-Over-Year Highlights:

•                  Net revenues increased 15.2% to a record $28.3 billion, with Pharmacy Services up 32.4% and Retail Pharmacy up 4.0%

•                  Retail Pharmacy segment same stores sales increased 2.5%

•                  Adjusted EPS of $0.89, up 16.2% excluding $0.03 per share tax benefit in prior year; GAAP diluted EPS from continuing operations of $0.84

Full Year Highlights:

•                  Net revenues increased 11.8% to a record $107.1 billion, with Pharmacy Services up 24.9% and Retail Pharmacy up 3.9%

•                  Retail Pharmacy segment same store sales increased 2.3%

•                  Adjusted EPS of $2.80, up 5.9% excluding $0.03 per share tax benefit in prior year; GAAP diluted EPS from continuing operations of $2.59

•                  Generated free cash flow of $4.6 billion; cash flow from operations of $5.9 billion

2012 Guidance:

•                  Full-year Adjusted EPS of $3.18 to $3.28; GAAP diluted EPS from continuing operations of $2.96 to 3.06

•                  First quarter Adjusted EPS from continuing operations of $0.61 to $0.63; GAAP diluted EPS from continuing operations of $0.55 to $0.57

•                  Expect to generate full year free cash flow of $4.6 to $4.9 billion; cash flow from operations of $6.2 to $6.4 billion

WOONSOCKET, RHODE ISLAND, February 8, 2012 - CVS Caremark Corporation (NYSE: CVS) today announced revenues, operating profit and net income for the three months and year ended December 31, 2011.

Revenues

Net revenues for the three months ended December 31, 2011, increased 15.2% or $3.7 billion, to $28.3 billion, up from $24.6 billion in the three months ended December 31, 2010. For the year ended December 31, 2011, total revenue increased 11.8% or $11.3 billion, to $107.1 billion, compared to $95.8 billion for the year ended December 31, 2010.

Revenues in the Pharmacy Services segment increased 32.4% to $15.9 billion in the three months ended December 31, 2011. This increase was primarily associated with the addition of a previously-announced, long-term contract with Aetna, Inc., as well as new activity resulting from our acquisition of the Medicare prescription drug business of Universal American Corp. (“UAM Medicare Part D Business”) in the second quarter of 2011. Pharmacy network claims processed during the three months ended December 31, 2011 increased 46.0% to 193.0 million, compared to 132.2 million in the prior year period. The increase in pharmacy network claims was primarily due to the Company’s recent acquisition of the UAM Medicare Part D Business, the addition of the Aetna contract, and an increase in covered lives in our existing Medicare Part D Business. Mail choice claims processed during the three months ended December 31, 2011 increased approximately 8.1% to 17.8 million compared to 16.5 million in the prior year period. The increase in the mail choice claim volume was primarily driven by the addition of the Aetna contract. For the year ended December 31, 2011, total revenue in the Pharmacy Services segment increased 24.9% to $58.9 billion, compared to $47.1 billion in the year ended December 31, 2010.

Revenues in the Retail Pharmacy segment increased 4.0% to $15.5 billion in the three months ended December 31, 2011. Same store sales increased 2.5% over the prior year period. Pharmacy same store sales rose 3.6% on a standard calendar basis. Calendar day shifts in the fourth quarter of 2011, which had one additional Saturday and one fewer Friday compared with the same period in 2010, negatively impacted pharmacy same store sales by 50 basis points. Additionally, pharmacy same store prescription volumes rose 2.1% when 90-day scripts are counted as one script. When converting 90-day scripts into 3 scripts, our same store prescription volumes increased 4.4% in the quarter. Pharmacy same store sales include a positive impact from Maintenance Choice® of approximately 160 basis points on a net basis (i.e., a positive impact of approximately 190 basis points on a gross basis, net of approximately 30 basis points from the conversion of 30-day prescriptions at retail to 90-day prescriptions under the Maintenance Choice program). Pharmacy same store sales were negatively impacted by approximately 235 basis points due to recent generic introductions. Front store same store sales increased 0.1% in the three months ended December 31, 2011. For the year ended December 31, 2011, total revenue in the Retail Pharmacy segment increased 3.9% to $59.6 billion, compared to $57.3 billion in the year ended December 31, 2010. Same store sales increased 2.3% for the year ended December 31, 2011 over the prior year.

For the three months ended December 31, 2011, the generic dispensing rate increased approximately 220 basis points to 75.0% in our Pharmacy Services segment and 210 basis points to 75.9% in our Retail Pharmacy segment, compared to the prior year period.

Income from Continuing Operations Attributable to CVS Caremark

Income from continuing operations attributable to CVS Caremark for the three months ended December 31, 2011, increased $79.0 million to $1.1 billion, compared with $1.0 billion during the three months ended December 31, 2010. The increase in income from continuing operations was primarily driven by improved operating profit in both our Pharmacy Services and Retail Pharmacy segments.  Adjusted earnings per share from continuing operations attributable to CVS Caremark (“Adjusted EPS”) for the three months ended December 31, 2011 and 2010 was $0.89 and $0.79, respectively. Excluding the $0.03 per share tax benefit recognized in the fourth quarter of 2010, Adjusted EPS rose 16.2% in the fourth quarter of 2011. Adjusted EPS excludes $114 million and $108 million of intangible asset amortization related to acquisition activity in the three months ended December 31, 2011 and 2010, respectively. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the three months ended December 31, 2011 and 2010 was $0.84 and $0.74, respectively.

Income from continuing operations attributable to CVS Caremark for the year ended December 31, 2011 increased $66 million, or 1.9%, to $3.5 billion, compared to $3.4 billion in the prior year. Adjusted earnings per share from continuing operations attributable to CVS Caremark, which excludes $452 million and $427 million of intangible asset amortization related to acquisition activity for the year ended December 31, 2011 and 2010, was $2.80 and $2.68, respectively. Excluding the $0.03 per share tax benefit recognized in the fourth quarter of 2010, Adjusted EPS rose 5.9% for the year ended December 31, 2011. GAAP earnings per diluted share from continuing operations attributable to CVS Caremark for the year ended December 31, 2011 was $2.59, compared to $2.49 in the prior year.

President and Chief Executive Officer, Larry Merlo, said, “2011 was a year of great accomplishment for CVS Caremark. We executed successfully on a number of key initiatives across the Company and reported solid financial results, delivering on our promises. Our retail business continued to post strong top- and bottom-line results, and our PBM enjoyed strong revenue growth, another very successful selling season, and great progress on several important initiatives. These include the development of a number of unique, new integrated offerings as well as the streamlining initiative, which is expected to produce cumulative savings from 2011 through 2015 of more than $1 billion. We generated $4.6 billion in free cash for the year, exceeding our goal, and returned more than $3.5 billion to our shareholders in the form of dividends and share repurchases.”

Mr. Merlo continued, “As we close the chapter on 2011, we are optimistic that we can deliver even better results in 2012. We have the right people, the right assets, and the right plans in place to continue to reinvent pharmacy and benefit from the changing health care landscape. Our retail business continues to execute successfully, while our PBM is poised to return to healthy operating profit growth in 2012. Our substantial cash generation capabilities should enable us to continue to drive shareholder value now and in the years ahead.”

Discontinued Operations

On November 1, 2011, the Company completed the sale of its TheraCom, L.L.C. (“TheraCom”) subsidiary to AmerisourceBergen Corporation for $250 million, subject to a working capital adjustment. TheraCom is a provider of commercialization support services to the biotech and pharmaceutical industry. The TheraCom business has historically been part of the Company’s Pharmacy Services segment. The results of the TheraCom business are presented as discontinued operations and have been excluded from both continuing operations and segment results for all periods presented. The Company recognized a $53 million pre-tax gain and a $37 million after tax loss on the sale of TheraCom. The after tax loss was caused by the income tax treatment of TheraCom’s nondeductible goodwill.

In connection with certain business dispositions completed between 1991 and 1997, the Company retained guarantees on store lease obligations for a number of former subsidiaries, including Linen ‘n Things which filed for bankruptcy in 2008. The Company’s income (loss) from discontinued operations includes lease-related costs which the Company believes it will likely be required to satisfy pursuant to its Linens ‘n Things lease guarantees.

Real Estate Program

During the three months ended December 31, 2011, the Company opened 24 new retail drugstores and closed one retail drugstore. In addition, the Company relocated five retail drugstores. As of December 31, 2011, the Company operated 7,404 locations, included in which were 7,327 retail drugstores, 30 onsite pharmacies, 31 retail specialty pharmacy stores, 12 specialty mail order pharmacies and four mail order pharmacies in 44 states, the District of Columbia and Puerto Rico.

Guidance

The Company raised its earnings guidance for the first quarter and full year 2012 to reflect the anticipated benefit to first quarter results of approximately $0.03 per share from the impasse between Walgreens and Express Scripts. The guidance adjustment only reflects the potential estimated benefit if the stalemate continues through the end of the first quarter, and does not contemplate any potential benefit beyond the first quarter. The Company currently expects to deliver Adjusted EPS of $3.18 to $3.28 and GAAP diluted earnings per share from continuing operations of $2.96 to $3.06 per share in 2012. The Company now expects the Retail Pharmacy segment’s operating profit to increase between 8.5% and 10.5%, up from a range of 7% to 9%, while the Pharmacy Services segment’s operating profit growth is still expected to increase between 11% and 15%. In light of the Company’s expectation for additional working capital improvements, the Company also raised its 2012 free cash flow guidance by $300 million, to a range of $4.6 billion to $4.9 billion. Further, the Company now expects to generate cash flow from operations in 2012 in the range of $6.2 billion to $6.4 billion. These 2012 guidance estimates assume the completion of $3 billion in share repurchases, the amount remaining in the share repurchase program authorized in 2011 by CVS Caremark’s board of directors.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at http://info.cvscaremark.com/investors. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country’s largest pharmacy benefits managers (PBMs), we provide access to a network of approximately 65,000 pharmacies, including more than 7,300 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company’s website at http://info.cvscaremark.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

— Tables Follow —

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except per share amounts	2011	2010	2011	2010

Net revenues	$28,317	$24,589	$107,100	$95,778
Cost of revenues	22,762	19,135	86,539	75,559
Gross profit	5,555	5,454	20,561	20,219
Operating expenses	3,598	3,693	14,231	14,082
Operating profit	1,957	1,761	6,330	6,137
Interest expense, net	147	136	584	536
Income before income tax provision	1,810	1,625	5,746	5,601
Income tax provision	711	605	2,258	2,179
Income from continuing operations	1,099	1,020	3,488	3,422
Income (loss) from discontinued operations, net of tax	(36)	5	(31)	2
Net income	1,063	1,025	3,457	3,424
Net loss attributable to noncontrolling interest	1	1	4	3
Net income attributable to CVS Caremark	$1,064	$1,026	$3,461	$3,427

Income from continuing operations attributable to CVS Caremark:
Income from continuing operations	$1,099	$1,020	$3,488	$3,422
Net loss attributable to noncontrolling interest	1	1	4	3
Income from continuing operations attributable to CVS Caremark	$1,100	$1,021	$3,492	$3,425

Basic earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.84	$0.75	$2.61	$2.51
Income (loss) from discontinued operations attributable to CVS Caremark	(0.03)	—	(0.02)	—
Net income attributable to CVS Caremark	$0.82	$0.75	$2.59	$2.51
Weighted average basic common shares outstanding	1,302	1,363	1,338	1,367

Diluted earnings per common share:
Income from continuing operations attributable to CVS Caremark	$0.84	$0.74	$2.59	$2.49
Income (loss) from discontinued operations attributable to CVS Caremark	(0.03)	—	(0.02)	—
Net income attributable to CVS Caremark	$0.81	$0.75	$2.57	$2.49
Weighted average diluted common shares outstanding	1,310	1,372	1,347	1,377

Dividends declared per common share	$0.1250	$0.0875	$0.5000	$0.3500

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CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
In millions, except per share amounts	2011	2010
Assets:
Cash and cash equivalents	$1,413	$1,427
Short-term investments	5	4
Accounts receivable, net	6,047	4,925
Inventories	10,046	10,695
Deferred income taxes	503	511
Other current assets	580	144
Total current assets	18,594	17,706
Property and equipment, net	8,467	8,322
Goodwill	26,458	25,669
Intangible assets, net	9,869	9,784
Other assets	1,155	688
Total assets	$64,543	$62,169

Liabilities:
Accounts payable	$4,370	$4,026
Claims and discounts payable	3,487	2,569
Accrued expenses	3,293	3,070
Short-term debt	750	300
Current portion of long-term debt	56	1,105
Total current liabilities	11,956	11,070
Long-term debt	9,208	8,652
Deferred income taxes	3,853	3,655
Other long-term liabilities	1,445	1,058
Commitments and contingencies
Redeemable noncontrolling interest	30	34

Shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,640 shares issued and 1,298 shares outstanding at December 31, 2011 and 1,624 shares issued and 1,363 shares outstanding at December 31, 2010	16	16
Treasury stock, at cost: 340 shares at December 31, 2011 and 259 shares at December 31, 2010	(11,953)	(9,030)
Shares held in trust: 2 shares at December 31, 2011 and December 31, 2010	(56)	(56)
Capital surplus	28,126	27,610
Retained earnings	22,090	19,303
Accumulated other comprehensive loss	(172)	(143)
Total shareholders’ equity	38,051	37,700
Total liabilities and shareholders’ equity	$64,543	$62,169

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended
	December 31,
In millions	2011	2010
Cash flows from operating activities:
Cash receipts from customers	$97,688	$94,503
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(75,148)	(73,143)
Cash paid to other suppliers and employees	(13,635)	(13,778)
Interest received	4	4
Interest paid	(647)	(583)
Income taxes paid	(2,406)	(2,224)
Net cash provided by operating activities	5,856	4,779

Cash flows from investing activities:
Purchases of property and equipment	(1,872)	(2,005)
Proceeds from sale-leaseback transactions	592	507
Proceeds from sale of property and equipment	4	34
Acquisitions (net of cash acquired) and other investments	(1,441)	(177)
Purchase of available-for-sale investments	(3)	—
Sale or maturity of available-for-sale investments	60	1
Proceeds from sale of subsidiary	250	—
Net cash used in investing activities	(2,410)	(1,640)

Cash flows from financing activities:
Increase (decrease) in short-term debt	450	(15)
Proceeds from issuance of long-term debt	1,463	991
Repayments of long-term debt	(2,122)	(2,103)
Dividends paid	(674)	(479)
Derivative settlements	(19)	(5)
Proceeds from exercise of stock options	431	285
Excess tax benefits from stock-based compensation	21	28
Repurchase of common stock	(3,001)	(1,500)
Other	(9)	—
Net cash used in financing activities	(3,460)	(2,798)
Net increase (decrease) in cash and cash equivalents	(14)	341
Cash and cash equivalents at the beginning of the year	1,427	1,086
Cash and cash equivalents at the end of the year	$1,413	$1,427

Reconciliation of net income to net cash provided by operating activities:
Net income	$3,457	$3,424
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,568	1,469
Stock-based compensation	135	150
Gain on sale of subsidiary	(53)	—
Deferred income taxes and other non-cash items	144	30
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(748)	532
Inventories	607	(352)
Other current assets	(420)	(4)
Other assets	(49)	(210)
Accounts payable and claims and discounts payable	1,128	(40)
Accrued expenses	85	(176)
Other long-term liabilities	2	(44)
Net cash provided by operating activities	$5,856	$4,779

Adjusted Earnings Per Share

(Unaudited)

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income before income tax provision plus amortization, less adjusted income tax provision, plus net loss attributable to noncontrolling interest divided by the weighted average diluted common shares outstanding.

The following is a reconciliation of income before income tax provision to adjusted earnings per share:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except per share amounts	2011	2010(2)	2011	2010(2)

Income before income tax provision	$1,810	$1,625	$5,746	$5,601
Amortization	114	108	452	427
Adjusted income before income tax provision	1,924	1,733	6,198	6,028
Adjusted income tax provision(1)	756	644	2,436	2,345
Adjusted income from continuing operations	1,168	1,089	3,762	3,683
Net loss attributable to noncontrolling interest	1	1	4	3
Adjusted income from continuing operations attributable to CVS Caremark	$1,169	$1,090	$3,766	$3,686
Weighted average diluted common shares outstanding	1,310	1,372	1,347	1,377
Adjusted earnings per share from continuing operations attributable to CVS Caremark(3)	$0.89	$0.79	$2.80	$2.68

(1)    The adjusted income tax provision is computed using the effective income tax rate from the consolidated statement of income.

(2)    The adjusted results for the three months and year ended December 31, 2010 have been revised to reflect the results of TheraCom as discontinued operations.

(3)    The adjusted earnings per share from continuing operations attributable to CVS Caremark includes the impact of approximately $35 million and $47 million, or $0.03 per diluted share, of previously unrecognized tax benefits that were recognized in the three months and year ended December 31, 2010, respectively.

Free Cash Flow

(Unaudited)

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

The following is a reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended
	December 31,
In millions	2011	2010

Net cash provided by operating activities	$5,856	$4,779
Subtract: Additions to property and equipment	(1,872)	(2,005)
Add: Proceeds from sale-leaseback transactions	592	507
Free cash flow	$4,576	$3,281

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)	Retail Pharmacy Segment	Corporate Segment	Intersegment Eliminations(2)	Consolidated Totals

Three Months Ended
December 31, 2011:
Net revenues	$15,874	$15,493	$—	$(3,050)	$28,317
Gross profit	1,016	4,608	—	(69)	5,555
Operating profit (loss)	724	1,453	(151)	(69)	1,957
December 31, 2010(3):
Net revenues	11,995	14,897	—	(2,303)	24,589
Gross profit	855	4,642	—	(43)	5,454
Operating profit (loss)	599	1,372	(167)	(43)	1,761
Year Ended
December 31, 2011:
Net revenues	58,874	59,599	—	(11,373)	107,100
Gross profit	3,279	17,468	—	(186)	20,561
Operating profit (loss)	2,220	4,912	(616)	(186)	6,330
December 31, 2010(3):
Net revenues	47,145	57,345	—	(8,712)	95,778
Gross profit	3,315	17,039	—	(135)	20,219
Operating profit (loss)	2,361	4,537	(626)	(135)	6,137

(1)          Net revenues of the Pharmacy Services segment include approximately $1.9 billion and $1.6 billion of retail co-payments for the three months ended December 31, 2011 and 2010, respectively, as well as $7.9 billion and $6.6 billion of retail co-payments for the year ended December 31, 2011 and 2010, respectively.

(2)          Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis, and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice™ program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue, gross profit and operating profit on a standalone basis. Beginning in the fourth quarter of 2011, the Maintenance Choice eliminations reflect all discounts available for the purchase of mail order prescription drugs. The following amounts are eliminated in consolidation in connection with the item (ii) intersegment activity: net revenues of $0.7 billion and $0.5 billion for the three months ended December 31, 2011 and 2010, respectively, and $2.6 billion and $1.8 billion for the year ended December 31, 2011 and 2010, respectively; gross profit and operating profit of $69 million and $43 million for the three months ended December 31, 2011 and 2010, respectively, and $186 million and $135 million for the year ended December 31, 2011 and 2010, respectively.

(3)          The results of the Pharmacy Services segment for the three months and year ended December 31, 2010 have been revised to reflect the results of TheraCom as discontinued operations.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions	2011	2010(4)	2011	2010(4)

Net revenues	$15,874	$11,995	$58,874	$47,145
Gross profit	1,016	855	3,279	3,315
Gross profit % of net revenues	6.4%	7.1%	5.6%	7.0%
Operating expenses	292	256	1,059	954
Operating expense % of net revenues	1.8%	2.1%	1.8%	2.0%
Operating profit	724	599	2,220	2,361
Operating profit % of net revenues	4.6%	5.0%	3.8%	5.0%

Net revenues(1):
Mail choice(2)	$4,901	$4,149	$18,616	$16,159
Pharmacy network(3)	10,924	7,766	40,040	30,681
Other	49	80	218	305
Pharmacy claims processed(1):
Total	210.8	148.7	774.6	584.7
Mail choice(2)	17.8	16.5	70.6	64.1
Pharmacy network(3)	193.0	132.2	704.0	520.6
Generic dispensing rate(1):
Total	75.0%	72.8%	74.1%	71.5%
Mail choice(2)	66.1%	62.9%	64.9%	61.3%
Pharmacy network(3)	75.8%	73.9%	75.0%	72.7%
Mail choice penetration rate	20.8%	26.1%	22.3%	25.8%

(1)          Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.

(2)          Mail choice is defined as claims filled at a Pharmacy Services’ mail facility, which include specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice program.

(3)          Pharmacy network is defined as claims filled at retail pharmacies, including our retail drugstores, but excluding Maintenance Choice activity.

(4)          The results of the Pharmacy Services segment for the three months and year ended December 31, 2010 have been revised to reflect the results of TheraCom as discontinued operations.

EBITDA and EBITDA per Adjusted Claim

(Unaudited)

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

The following is a reconciliation of operating profit to EBITDA for the Pharmacy Services segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except per adjusted claim amounts	2011	2010(1)	2011	2010(1)

Operating profit	$724	$599	$2,220	$2,361
Depreciation and amortization	116	98	433	389
EBITDA	840	697	2,653	2,750
Adjusted claims	243.9	178.8	905.6	701.4
EBITDA per adjusted claim	$3.45	$3.89	$2.93	$3.92

(1)          The results of the Pharmacy Services segment for the three months and year ended December 31, 2010 have been revised to reflect the results of TheraCom as discontinued operations.

Supplemental Information

(Unaudited)

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions	2011	2010	2011	2010

Net revenues	$15,493	$14,897	$59,599	$57,345
Gross profit	4,608	4,642	17,468	17,039
Gross profit % of net revenues	29.7%	31.2%	29.3%	29.7%
Operating expenses	3,155	3,270	12,556	12,502
Operating expense % of net revenues	20.4%	22.0%	21.1%	21.8%
Operating profit	1,453	1,372	4,912	4,537
Operating profit % of net revenues	9.4%	9.2%	8.2%	7.9%

Net revenue increase:
Total	4.0%	3.1%	3.9%	3.6%
Pharmacy	4.9%	3.0%	4.4%	4.1%
Front store	2.1%	3.1%	3.0%	2.6%
Same store sales increase:
Total	2.5%	1.7%	2.3%	2.1%
Pharmacy	3.6%	2.0%	3.1%	2.9%
Front store	0.1%	1.0%	0.8%	0.5%
Generic dispensing rate	75.9%	73.8%	75.6%	73.0%
Pharmacy % of total revenues	67.7%	67.1%	68.3%	68.0%
Third party % of pharmacy revenue	97.9%	97.5%	97.8%	97.4%
Retail prescriptions filled	168.9	163.7	657.8	636.3

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

	Year Ending
In millions, except per share amounts	December 31, 2012

Income before income tax provision	$6,239	$6,441
Amortization	460	460
Adjusted income before income tax provision	6,699	6,901
Adjusted income tax provision	2,616	2,695
Adjusted income from continuing operations	4,083	4,206
Net loss attributable to noncontrolling interest	3	3
Adjusted income from continuing operations attributable to CVS Caremark	$4,086	$4,209
Weighted average diluted common shares outstanding	1,284	1,284
Adjusted earnings per share from continuing operations attributable to CVS Caremark	$3.18	$3.28

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially. The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q. For internal comparisons, management finds it useful to assess year-to-year cash flow performance by adjusting cash provided by operating activities, by capital expenditures and proceeds from sale-leaseback transactions.

	Year Ending
In millions	December 31, 2012

Net cash provided by operating activities	$6,195	$6,420
Subtract: Additions to property and equipment	(2,145)	(2,075)
Add: Proceeds from sale-leaseback transactions	500	600
Free cash flow	$4,550	$4,945